April 21, 2006
Zip+4 Code:  20549-0305

Via Fax & U.S. Mail
Allstates Worldcargo, Inc.
Craig D. Stratton, Chief Financial Officer
4 Lakeside Drive South
Forked River, New Jersey 08731

		Re:	Allstates Worldcargo, Inc.
			Form 10-K for the Year Ended September 30, 2005
       			File 000-24991

Dear Mr. Stratton:

We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


      Sincerely,





      David R. Humphrey
      Branch Chief-Accountant
Craig D. Stratton, Chief Financial Officer
Allstates Worldcargo, Inc.
February 14, 2006
Page 5